Exhibit 99.1

BEACON FEDERAL BANCORP, INC.

PRESS RELEASE

Beacon Federal Bancorp, Inc. Announces Positive Events and Trends for the Third Quarter of 2008

East Syracuse, New York (November 14, 2008) – Beacon Federal Bancorp, Inc. (“the Company”) (NASDAQ Global Markets – “BFED”) announced and highlighted the following positive events and trends for the quarter ended September 30, 2008:

◆	Total assets reached a record high and milestone of $1.0 billion at September 30, 2008.

◆	Net interest margin increased during the quarter and throughout 2008 as follows:
Quarter ended March 31, 2008 ………………….. 2.47%
Quarter ended June 30, 2008 …………………….. 2.65%
Quarter ended September 30, 2008 ……………… 2.79%

◆	Loans have steadily increased by over 7% since the beginning of 2008. At September 30, 2008, the percentage of allowance for loan losses to total loans was 1.35%.

◆	Average non-interest-bearing deposits increased to $28.6 million for the quarter ended September 30, 2008 from $23.5 million for the comparable period last year.

◆
Beacon Federal’s Tier 1 Core Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital exceeded well-capitalized levels by 223 basis points, 460 basis points and 185 basis points, respectively, at September 30, 2008.

◆	The Company’s stated book value per share and tangible book value per share were $13.60 at September 30, 2008.

Ross J. Prossner, President and CEO, said, “Even though our present economic environment is challenging and financial turmoil exists in the global banking sector, we remain excited about our future.  We have disciplined growth, the staff to deliver the best products to our customers, the equity that exceeds well-capitalized levels, and the commitment to generate long-term shareholder value.”

Beacon Federal Bancorp, Inc., through its subsidiary, Beacon Federal, offers banking and related financial services to both individual and commercial customers.  The Bank is headquartered in     East Syracuse, New York, with six full-service branches in Marcy and Rome, New York, Smartt  and Smyrna, Tennessee, Tyler, Texas and Chelmsford, Massachusetts.  In June 2008, the Company broke ground on a 45,000 square foot building in East Syracuse.  The Company will lease the building and site bringing the total number of Beacon branches to eight.  The Company’s common stock is traded on the NASDAQ Global Market under the symbol “BFED.”

Forward-Looking Statement

This press release contains statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or the Securities and Exchange Commission in its rules, regulations, and releases.  The Bank and Company intend that such forward-looking statements be subject to the safe harbors created thereby.  All forward-looking statements are based on current expectations regarding important risk factors including, but not limited to, real estate values and the impact of interest rates on financing.  Accordingly, actual results may differ from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Bank or Company or any other person that results expressed therein will be achieved.  Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events.

Contact:
Randy J. Wiley
Treasurer
Beacon Federal Bancorp, Inc.
5000 Brittonfield Parkway
East Syracuse, NY  13057
(315) 433-0111 x 1550